UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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Vera Therapeutics, Inc.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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VERA THERAPEUTICS, INC.
2000 Sierra Point Parkway, Suite 1200
Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 21, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Vera Therapeutics, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, May 21, 2026, at 8:00 a.m. (Pacific Time). The Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/VERA2026. You will not be able to attend the meeting in person. The Annual Meeting is being held for the following purposes:
1.	To elect the three Class II directors named herein to hold office until the Company’s 2029 annual meeting of stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
4.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement referenced in this Notice.
You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/VERA2026 and entering the 16-digit control number included in your Notice of Internet Availability, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying Proxy Statement. You may log-in beginning at 7:45 a.m. (Pacific Time) on Thursday, May 21, 2026. The record date for the Annual Meeting is March 24, 2026. Only holders of record of our Class A common stock at the close of business on that date and their proxyholders may vote at the Annual Meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on
Thursday, May 21, 2026 at 8:00 a.m. PT at www.virtualshareholdermeeting.com/VERA2026.

The Proxy Statement and Annual Report to stockholders
are available at www.proxyvote.com.
By Order of the Board of Directors

Marshall Fordyce, M.D.
President and Chief Executive Officer
Brisbane, California
April 9, 2026

Whether or not you expect to attend the meeting, please vote over the telephone or the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Please note, however, that if your shares of Class A common stock are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you may be required to obtain a proxy issued in your name from that record holder.

i

ii

VERA THERAPEUTICS, INC.
2000 Sierra Point Parkway, Suite 1200
Brisbane, California 94005
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2026
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, you have been sent a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Vera Therapeutics, Inc. (sometimes referred to as “we,” “us,” “our,” or the “Company”) is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice and make this proxy statement and the form of proxy available on or about April 9, 2026 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card on or after April 19, 2026.
How do I attend the Annual Meeting?
The Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/VERA2026. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions, at www.virtualshareholdermeeting.com/VERA2026.
You are entitled to attend the Annual Meeting if you were a holder of Class A common stock as of the close of business on March 24, 2026 (the “Record Date”) or hold a valid proxy for the meeting. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/VERA2026 and enter the 16-digit control number found next to the label “control number” on your Notice, proxy card or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number/proxy to vote.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares of Class A common stock.
We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on May 21, 2026.
What if I cannot find my control number?
Please note that if you do not have your control number and you are a registered stockholder, you will be able to log in as a guest. To view the meeting webcast, visit www.virtualshareholdermeeting.com/VERA2026 and register as a guest. If you log in as a guest, you will not be able to vote your shares or ask questions during the Annual Meeting.
If you are a beneficial owner (that is, you hold your shares of Class A common stock in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your control number prior to the Annual Meeting.

Will a list of record stockholders as of the Record Date be available?
For the ten days prior to the Annual Meeting, a list of our record stockholders will be available for examination by appointment by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To schedule an appointment to access the list of record stockholders beginning May 11, 2026 and until the Annual Meeting, stockholders should email ir@veratx.com.
Who can vote at the Annual Meeting?
Only holders of Class A common stock of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On this Record Date, there were 71,713,905 shares of Class A common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares of Class A common stock were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. We urge you to fill out and return the proxy card that you may request or that we may elect to deliver at a later time or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares of Class A common stock were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares of Class A common stock held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares of Class A common stock in your account.
What am I voting on?
There are three matters scheduled for a vote:
•	Proposal 1: To elect the three Class II directors named herein to hold office until the Company’s 2029 annual meeting of stockholders.
•
Proposal 2: To ratify the selection by the Audit Committee of the Board (the “Audit Committee”) of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.

•	Proposal 3: To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” or “Withhold” your vote for each nominee to the Board. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote using the following mechanisms:
•
To vote during the Annual Meeting, if you are a Class A common stockholder of record as of the Record Date, follow the instructions at www.virtualshareholdermeeting.com/VERA2026. You will need to enter your 16-digit control number.

•
To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on May 20, 2026), you may vote through the Internet; by telephone; or by completing and returning your proxy card, as described below.

○
To vote through the Internet prior to the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 20, 2026 to be counted.

○
To vote by telephone prior to Annual Meeting, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 20, 2026 to be counted.

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To vote using the proxy card prior to the Annual Meeting, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares of Class A common stock as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares of Class A common stock registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from the Company. To vote prior to the Annual Meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. You may vote during the Annual Meeting by logging in with your control number on your voting instruction form at www.virtualshareholdermeeting.com/VERA2026 and inserting your 16-digit control number. In order to obtain your 16-digit control number, please reach out to your broker, bank or other agent. If you do not have your 16-digit control number, you will not be able to vote during the Annual Meeting.
Internet proxy voting may be provided to allow you to vote your shares of Class A common stock online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access.
How many votes do I have?
On each matter to be voted upon, you are entitled to one vote for each share of Class A common stock you own as of the Record Date.
If I am a Class A stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a Class A stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares of Class A common stock will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares of Class A common stock will be voted “For” the election of each of the three nominees for director, “For” the ratification of the selection by the Audit Committee of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026, and “For” the advisory vote on the compensation of the Company’s named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares of Class A common stock using his or her best judgment.
If I am a beneficial owner of shares of Class A common stock held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares of Class A common stock held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares of Class A common stock in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares of Class A common stock with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1 and Proposal 3 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares of Class A common stock on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares of Class A common stock may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares of Class A common stock are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares of Class A common stock may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares of Class A common stock are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares of Class A common stock, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Vera Therapeutics, Inc., 2000 Sierra Point Parkway, Suite 1200, Brisbane, California 94005, Attention: Corporate Secretary.
•	You may attend the Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares of Class A common stock are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent to revoke or change your vote.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 10, 2026 to Vera Therapeutics, Inc., 2000 Sierra Point Parkway, Suite 1200, Brisbane, California 94005, Attention: Corporate Secretary, in addition to complying with certain rules and regulations promulgated by the SEC. If you wish to submit a proposal at the meeting that is not to be included in next year’s proxy materials or a director nomination, you must do so between January 21, 2027 and February 20, 2027. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations. The timely submission of a proposal (including a director nomination) does not guarantee its inclusion in the Company’s proxy materials.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposal 1 and Proposal 3 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares of Class A common stock are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What vote is required for adoption or approval of each proposal and how will votes be counted?

Proposal Number	Proposal Description	Vote Required for Approval	Voting Options	Effect of Abstentions or Withhold votes, as applicable	Effect of Broker Non- Votes	Board Recommendation
1	Election of three Class II Directors named in this Proxy Statement to hold office until the 2029 annual meeting of stockholders	Plurality of the votes of shares of Class A common stock present virtually or represented by proxy at the meeting and entitled to vote generally on the election of directors	For or Withhold	No Effect	No Effect	For All Nominees

2	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026
Majority of the voting power of shares of Class A common stock present in person, by remote communication, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on the matter
			For, Against or Abstain	No Effect	Not Applicable	For

3	Advisory approval of the compensation of the Company’s named executive officers
Majority of the voting power of shares of Class A common stock present in person, by remote communication, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on the matter
			For, Against or Abstain	No Effect	No Effect	For

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. The presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. On the Record Date, there were 71,713,905 shares of Class A common stock outstanding and entitled to vote.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of the voting power of shares of Class A common stock represented thereat and entitled to vote thereon may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results are expected to be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is divided into three classes, with only one class of directors being elected in each year and each class (Class I, Class II and Class III) serving a three-year term. Each Class I director has a term that expires at the Company’s 2028 annual meeting of stockholders, each Class II director has a term that expires at this Annual Meeting and each Class III director has a term that expires at the Company’s 2027 annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier death, resignation, or removal.
The Board currently has eleven members. There are four directors in the class whose term of office expires in 2026: Michael Morrissey, Ph.D., Patrick Enright, Maha Katabi, Ph.D., and James R. Meyers. Dr. Katabi’s term as a director will conclude at the Annual Meeting, at which time the authorized size of the Board will automatically be reduced to ten members.

Director Name	Age	Term Expires	Class	Position(s) Held	Director Since
Michael M. Morrissey, Ph.D.	65	2026	II	Director, Chair	2022
Patrick G. Enright	64	2026	II	Director	2020
James R. Meyers	61	2026	II	Director	2025
Maha Katabi, Ph.D.	52	2026	II	Director	2020
Andrew Cheng, M.D., Ph.D.	59	2027	III	Director	2017
Christopher Hite	59	2027	III	Director	2026
Scott Morrison	68	2027	III	Director	2020
Christy Oliger	56	2027	III	Director	2024
Marshall Fordyce, M.D.	52	2028	I	Director, President and Chief Executive Officer	2016
Kimball Hall	60	2028	I	Director	2021
Beth Seidenberg, M.D.	69	2028	I	Director	2016

Each director nominee is currently a director of the Company and, in the case of Dr. Morrissey and Mr. Enright, was previously elected by the stockholders. Mr. Meyers was appointed to the Board in November 2025 and his candidacy was recommended by another director of the Company – no fees were paid to any third party to identify, evaluate or assist in identifying or evaluating Mr. Meyers as a nominee. If elected at the Annual Meeting, each of these three nominees would serve until the Company’s 2029 annual meeting of stockholders and until the director’s successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members. The following is a brief biography as of the Record Date of each nominee and each director whose term will continue after the Annual Meeting.
Nominees for Election for a Three-year Term Expiring at the Company’s 2029 Annual Meeting of Stockholders
Michael M. Morrissey, Ph.D. Dr. Morrissey has served as a director and as President and Chief Executive Officer of Exelixis, Inc. (Nasdaq: EXEL) since July 2010. Dr. Morrissey has held positions of increasing responsibility at Exelixis since he joined the company in February 2000, including serving as President of Research and Development from

January 2007 until July 2010. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, Inc., last holding the position of Vice President, Discovery Research. Earlier in his career, Dr. Morrissey served as a Senior Scientist and Project Team Leader in Medicinal Chemistry at CIBA-Geigy Corporation. Dr. Morrissey served as a member of the board of directors of XWPharma Ltd., a privately held, clinical-stage biopharmaceutical company dedicated to the discovery and development of novel therapeutics, from December 2020 to April 2023 and CERo Therapeutics, Inc. (Nasdaq: CERO), a biopharmaceutical company, from January 2022 to November 2022. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University. Our Board and Nominating Committee believe that Dr. Morrissey is qualified to serve as a member of our Board due to his extensive experience in clinical development and as a biopharmaceutical executive.
Patrick G. Enright. Mr. Enright co-founded Longitude Capital Management Co., LLC, a healthcare venture capital firm, where he has served as a Managing Director since 2006. Previously, Mr. Enright was a Managing Director of Pequot Ventures, the venture capital arm of Pequot Capital Management, Inc., where he co-led the life sciences investment practice. Mr. Enright also has significant life sciences operations experience including serving in senior executive positions at Valentis, Inc., Boehringer Mannheim Pharmaceuticals Corp. (acquired by Roche Holding Ltd.) (together with its affiliates, “Roche”) and Sandoz, Inc. (now Sandoz Group AG). Mr. Enright has served on the board of directors of Jazz Pharmaceuticals PLC (Nasdaq: JAZZ), a public biopharmaceutical company, since July 2009, BioAge Labs, Inc. (Nasdaq: BIOA), a biopharmaceutical company, since February 2024 and Zenas Biopharma, Inc. (Nasdaq: ZBIO), a biopharmaceutical company, since November 2022, as well as several private biopharmaceutical companies. Mr. Enright also served on the board of directors of the National Venture Capital Association (NVCA). Mr. Enright previously served on the board of directors of over twenty companies, including Aptinyx Inc. (Nasdaq: APTX), a biotechnology company, from May 2016 to November 2022. Mr. Enright received a B.S. in Biological Sciences from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania. Our Board and Nominating Committee believe that Mr. Enright is qualified to serve on our Board due to his experience serving on the board of directors of clinical-stage biotechnology companies and his investment experience in the life sciences industry.
James R. Meyers. Mr. Meyers has over thirty years of commercial leadership experience in the biopharmaceutical industry. Mr. Meyers currently serves as a Senior Advisor to the Boston Consulting Group, Inc. where he advises several major biopharmaceutical companies. From November 2020 to May 2024, Mr. Meyers served as President and Chief Executive Officer of IntraBio Ltd., a privately-held biopharmaceutical company. Previously, Mr. Meyers held positions of increasing responsibility at Gilead Sciences, Inc. (Nasdaq: GILD), (“Gilead”), a biotechnology company, from 1996 to December 2021, most recently serving as a Senior Advisor and previously serving as Executive Vice President of Worldwide Commercial Operations from November 2016 to February 2018, where he was responsible for global commercialization activities, including pricing and market access in North America, Europe, Middle East, Australia, and Japan. During his tenure at Gilead, Mr. Meyers oversaw or led some of the most important and successful product launches in the history of the biopharmaceutical industry. Prior to Gilead, Mr. Meyers held positions of increasing responsibility with AstraZeneca PLC (Nasdaq: AZN) (“AstraZeneca”). Mr. Meyers currently serves on the board of directors of two biopharmaceutical companies, Sangamo Therapeutics, Inc. (Nasdaq: SGMO) and CytomX Therapeutics, Inc. (Nasdaq: CTMX), as well as certain private biotech companies. Mr. Meyers previously served on the board of Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus”), a biopharmaceutical company, from October 2018 to February 2025. Mr. Meyers received his B.S. in Economics from Boston College. Our Board and Nominating Committee believe that Mr. Meyers is qualified to serve on our Board due to his extensive experience in the biopharmaceutical industry and experience serving on the board of directors of other public biopharmaceutical companies.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the Company’s 2027 Annual Meeting of Stockholders
Andrew Cheng, M.D., Ph.D. Dr. Cheng currently serves as the chairman of the board of directors of the privately held biotechnology company, Expedition Therapeutics Inc. Dr. Cheng served as the President and Chief Executive Officer, as well as a director, of Akero Therapeutics, Inc. (Nasdaq: AKRO), a biotechnology company, from September 2018 until its acquisition by Novo Nordisk A/S, a biopharmaceutical company, in December 2025. Dr. Cheng also served as non-executive director for MorphoSys AG (Nasdaq: MOR), a biopharmaceutical company, from May 2022 until its acquisition in February 2024 by Novartis AG. From August 2019 to May 2022, Dr. Cheng served as a non-executive director for Arbutus. Before joining Akero, Dr. Cheng was at Gilead as Chief Medical Officer from March 2018 to September 2018, Executive Vice President from February 2015 to September 2018, and Senior Vice President from February 2009 to February 2015. From April 2018 to November 2018, Dr. Cheng served on the board of directors of Syntimmune, Inc., a biotechnology company, which was acquired by Alexion Pharmaceuticals, Inc (now a subsidiary of AstraZeneca). Dr. Cheng holds a B.A. in biology from the Johns Hopkins University and an M.D. and Ph.D. in cellular and molecular biology from Columbia University College of Physicians and Surgeons. He completed his internal medicine residency at UCLA and was board certified in internal medicine. Our Board and Nominating Committee believe that Dr. Cheng is qualified to serve as a member of our Board due to his extensive experience in clinical development across multiple therapeutic areas.
Christopher Hite. Mr. Hite currently serves as Chairman, Partnering and Investments of Royalty Pharma plc (Nasdaq: RPRX), a biopharmaceutical company, a position he has held since March 2026. Prior to such time, Mr. Hite served as Executive Vice President and Vice Chairman of Royalty Pharma plc since March 2020. Previously, Mr. Hite was Vice Chairman and Global Head of Healthcare at Citigroup Inc. (NYSE: C) (“Citi”), where he worked from 2008 to 2020. Prior to joining Citi, Mr. Hite was the Global Head of Healthcare Investment Banking at Lehman Brothers Holdings Inc. Mr. Hite serves on the Board of Trustees at Lehigh University, the Board of Directors of Kailera Therapeutics, Inc. and served on the Board of Directors of Acceleron Pharma, Inc. (Nasdaq: XLRN), a biopharmaceutical company, until its acquisition by Merck in November 2021. Mr. Hite has a B.S. from Lehigh University and a J.D. and M.B.A from the University of Pittsburgh. Our Board and Nominating Committee believe that Mr. Hite is qualified to serve as a member of our Board due to his extensive experience in the pharmaceutical and biotechnology sectors.
Scott Morrison. From 1996 to December 2015, Mr. Morrison was a partner with Ernst & Young LLP, a public accounting firm, where he also served as U.S. Life Sciences Leader from 2002 to December 2015. Mr. Morrison currently serves on multiple public company boards, including Corvus Pharmaceuticals Inc. (Nasdaq: CRVS), a biopharmaceutical company, since December 2015, IDEAYA Biosciences, Inc. (Nasdaq: IDYA), a biotechnology company, since July 2018, Zai Lab Limited (Nasdaq: ZLAB), a biotechnology company, since October 2021, and Tarsus Pharmaceuticals, Inc. (Nasdaq: TARS), a biotechnology company, since October 2022. Mr. Morrison previously served on the boards of Global Blood Therapeutics, Inc. (Nasdaq: GBT), a biopharmaceutical company, from December 2015 through its sale to Pfizer Inc. (NYSE: PFE), a biopharmaceutical company, on October 4, 2022, Audentes Therapeutics, Inc. (Nasdaq: BOLD), a biotechnology company, from January 2016 through its sale to Astellas Pharma Inc. in January 2020, and Escape Bio, Inc., a biotechnology company, from July 2020 to November 2022. Mr. Morrison has also held roles on the boards of directors of numerous other life sciences industry organizations. Mr. Morrison has previously served on the boards of directors of the Life Sciences Foundation, the California Life Sciences Association, the Biotech Institute and the Emerging Companies Section of the Biotechnology Innovation Organization. He holds a B.S. in Business Administration from the University of California, Berkeley and is a certified public accountant (inactive). Our Board and Nominating Committee believe that Mr. Morrison’s 45 years of experience serving life sciences companies and in public accounting as well as many years of governance experience qualifies him to serve on our Board.
Christy Oliger. Ms. Oliger currently serves on multiple public company boards, including Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a biopharmaceutical company, since August 2020, Replimune Group, Inc. (Nasdaq: REPL), a biotechnology company, since December 2021, and Nuvalent, Inc. (Nasdaq: NUVL), a biopharmaceutical company, since June 2025. She previously served on the boards of LAVA Therapeutics N.V. (Nasdaq: LVTX), a biopharmaceutical company, from March 2023 until its acquisition by XOMA Royalty Corporation (Nasdaq: XOMA), a biotech royalty aggregator, in November 2025, Sierra Oncology, Inc. (Nasdaq: SRRA) (“Sierra Oncology”), a biopharmaceutical company from June 2021 until its acquisition by GSK plc (NYSE: GSK) (“GSK”), a biotechnology company, in July 2022, Reata Pharmaceuticals, Inc. (Nasdaq: RETA) from April 2021 until its acquisition by Biogen, Inc. (Nasdaq: BIIB), a biopharmaceutical company, in June 2023, and RayzeBio, Inc. (Nasdaq: RYZB), a biopharmaceutical company, from August 2023 until its acquisition by Bristol Myers Squibb in February 2024. In her most recent operational role, Ms. Oliger served as Genentech’s Senior Vice President, Oncology Business Unit Head

from 2017 to 2020. During her 20-year tenure at Genentech, she held senior commercial leadership roles across a variety of therapeutic areas, including oncology, neurology, rare disease, respiratory, dermatology, and immunology. In addition, while at Genentech Ms. Oliger held senior R&D roles, including leading the Roche global portfolio management function. Ms. Oliger holds a Bachelor of Arts in Economics from the University of California at Santa Barbara. Our Board and Nominating Committee believe that Ms. Oliger’s experience serving life sciences companies as an executive and as a director qualifies her to serve on our Board.
Directors Continuing in Office Until the Company’s 2028 Annual Meeting of Stockholders
Marshall Fordyce, M.D. Dr. Fordyce is our founder and has served as our President and Chief Executive Officer and as a member of our Board since May 2016. From April 2011 to July 2016, Dr. Fordyce held a number of senior leadership roles at Gilead, including Director of Clinical Research and Senior Director of Clinical Research, where he was responsible for leading teams in clinical translation, development and commercialization of new treatments. In April 2012, Dr. Fordyce joined the Albert and Mary Lasker Foundation, a foundation supporting biomedical research, as a non-executive director and continues in that role. Dr. Fordyce received a B.A. in medical anthropology from Harvard University and an M.D. from Harvard Medical School. Our Board and Nominating Committee believe that Dr. Fordyce is qualified to serve on our Board due to his extensive experience in the biotechnology industry in senior leadership roles, as well as the perspective and experience he brings as our President and Chief Executive Officer.
Kimball Hall. Ms. Hall served as Chief Executive Officer of Biovire, Inc., a pharmaceutical manufacturing company, from March 2025 to August 2025. Ms. Hall served as President and Chief Executive Officer of Innocoll Holdings Ltd., a pharmaceutical company, from January 2023 until March 2025. From December 2020 to January 2023, Ms. Hall served as President and Chief Operating Officer of Abzena Holdings (US), LLC, a privately owned contract development and manufacturing organization. She also served as a member of Abzena’s board of directors and first joined as Chief Operating Officer in October 2019. Since January 2016, prior to joining Abzena, Ms. Hall held several executive positions at Genentech, Inc. (“Genentech”), now a member of the Roche family. She served as a member of the Genentech Executive Committee and was Senior Vice President, Global Head of Drug Substance Manufacturing. Prior to joining Genentech, Ms. Hall spent 16 years at Amgen, a biotechnology company. Ms. Hall received a B.S. in microbiology from the University of Washington. Our Board and Nominating Committee believe that Ms. Hall is qualified to serve on our Board given her extensive experience as an executive in the pharmaceutical and biotechnology sectors.
Beth Seidenberg, M.D. Dr. Seidenberg is a founding Managing Director of Westlake BioPartners, a venture capital firm, a position she has held since September 2018. Dr. Seidenberg has served as Managing Member of certain venture capital funds advised by Kleiner Perkins Caufield and Byers, LLC, a venture capital firm, since May 2005, where she primarily focuses on life sciences investing. Prior to joining Kleiner Perkins, Dr. Seidenberg was the Senior Vice President, Head of Global Development and Chief Medical Officer at Amgen Inc. (Nasdaq: AMGN) (“Amgen”), a biotechnology company. In addition, Dr. Seidenberg was a senior executive in research and development at Bristol Myers Squibb Company (NYSE: BMY) (“Bristol Meyers Squibb”), a biopharmaceutical company, and Merck & Co., Inc. (NYSE: MRK) (“Merck”). Dr. Seidenberg has served on the board of directors of Sagimet Biosciences (Nasdaq: SGMT), a biotechnology company, since April 2007, Kyverna Therapeutics, Inc. (Nasdaq: KYTX), a biopharmaceutical company, since September 2018 and several privately held life sciences companies. Dr. Seidenberg served on the board of directors of ACELYRIN, INC. (Nasdaq: SLRN), a biopharmaceutical company, from October 2020 to May 2025, Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a biopharmaceutical company from August 2012 to June 2023, and Progyny, Inc (Nasdaq: PGNY), a fertility benefit management company, from May 2010 to November 2024. Dr. Seidenberg received a B.A. from Barnard College and an M.D. from the University of Miami School of Medicine and completed her post-graduate training at the Johns Hopkins University, George Washington University and the National Institutes of Health. Our Board and Nominating Committee believe that Dr. Seidenberg is qualified to serve on our Board because of her extensive experience in the life sciences industry as a senior executive and venture capitalist, as well as her training as a physician.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Nomination Process and Qualifications
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee will consider factors including, without limitation, possession of relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time.
Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers social background, viewpoints, cognitive and personal strengths, industry and professional experience, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating Committee appreciates the value of thoughtful Board refreshment, and seeks to identify and consider qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq Stock Market (“Nasdaq”) listing rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
Director Candidates Recommended by Stockholders
The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting at Vera Therapeutics, Inc., 2000 Sierra Point Parkway, Suite 1200, Brisbane, California 94005, Attention: Corporate Secretary. Submissions must include, among other things, (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the class and series and number of shares of each class and series of capital stock of the Company that are owned of record and beneficially by such nominee; (iv) the date or dates on which such shares were acquired and the investment intent of such acquisition; and (v) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Independence of the Board of Directors
As required under the Nasdaq listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq listing rules, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following ten directors are independent directors within the meaning of the applicable Nasdaq listing rules: Drs. Cheng, Seidenberg, Morrissey and Katabi, Messrs. Enright, Hite, Meyers and Morrison and Mses. Hall and Oliger. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
The Board maintains the flexibility to determine whether the roles of Board Chair and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chair, would not result in better governance or oversight.
At this time, the Board is currently chaired by Dr. Morrissey. The Board Chair has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to the Board’s objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders, including with respect to evaluating whether steps management is taking to manage risks are appropriate for the Company. We expect the Board Chair to facilitate communications among our directors and between the Board and senior management. While Dr. Morrissey provides independent leadership, he also works closely with our Chief Executive Officer to ensure that our directors receive the information that they need to perform their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing management’s performance. As a result, we believe that such separation can enhance the effectiveness of our Board as a whole. In addition, the Company has a separate Chair for each committee of the Board. The Chair of each committee reports periodically to the Board on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Audit Committee’s responsibilities also include oversight of the Company’s cybersecurity risk management processes, including oversight of mitigation of risks from cybersecurity threats. The Nominating Committee monitors the effectiveness of our corporate governance guidelines. The Compensation Committee of the Board (the “Compensation Committee”) assesses and monitors our practices and policies of employee compensation as they relate to risk management and risk-taking incentives.
Meetings of the Board of Directors
The Board met five times during 2025. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of 2025 for which they were directors or committee members, respectively.
Executive sessions, which are meetings at which only independent directors are present, are regularly scheduled throughout the year, typically at the time of each regular Board meeting and as frequently as such independent directors deem appropriate.
Under our Corporate Governance Guidelines, directors are encouraged, but not required, to attend the Company’s annual stockholders meetings. Six of the nine then-serving directors attended the 2025 Annual Meeting.

Information Regarding Committees of the Board of Directors
The table below provides membership information for each of the Audit Committee, the Compensation Committee, and Nominating Committee as of the date hereof. Dr. Fordyce does not serve on any of the standing committees.

Name	Audit	Compensation	Nominating and Corporate Governance
Michael Morrissey, Ph.D.	X		X
Andrew Cheng, M.D., Ph.D.(1)		X
Patrick Enright		X*
Kimball Hall		X
Christopher Hite(2)
Maha Katabi, Ph.D., C.F.A.			X*
James Meyers(3)	X
Scott Morrison	X*
Christy Oliger			X
Beth Seidenberg, M.D.	X
Total meetings in 2025	4	4	3

*	Committee Chair
(1)	Dr. Cheng has been appointed as a member and Chair of the Nominating and Corporate Governance Committee, effective following the Annual Meeting.
(2)	Mr. Hite was appointed as a member of the Board in March 2026.
(3)	Mr. Meyers was appointed as a member of the Board and Audit Committee in November 2025.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq listing rules and SEC rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The Board has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating Committee, which charters are available to stockholders on the Company’s website at https://ir.veratx.com/. The information on the Company’s website is not incorporated by reference into this Proxy Statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026 (the “Annual Report”).
Following the Annual Meeting, Dr. Katabi will no longer serve as a member of the Board, and Dr. Cheng will succeed Dr. Katabi as Chair of the Nominating Committee.
Below is more information about each of the Audit Committee, the Compensation Committee, and the Nominating Committee.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The primary purpose of the Audit Committee is to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee our independent registered accounting firm. Specific responsibilities of the Audit Committee include:
•	overseeing our corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	monitoring and assessing, and overseeing the reporting of, any material cybersecurity breaches and associated risks;
•	reviewing related person transactions;
•	helping the Board oversee our legal and regulatory compliance, including risk assessment;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
The Board has also determined that Mr. Morrison qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, the Board made a qualitative assessment of Mr. Morrison’s level of knowledge and experience based on a number of factors, including his formal education and experience as a partner for Ernst & Young LLP, a public accounting firm.
Audit Committee Commitments
Our Board pays careful attention to the committee commitments of our directors. We understand that proxy advisory firms set guidelines as to the number of public company audit committees on which a director should simultaneously serve. However, we also recognize the importance of evaluating a director’s audit committee commitments on an individual, case-by-case basis to ensure (1) that such director has sufficient time to meaningfully serve on our Audit Committee and (2) that our Audit Committee is composed of independent, qualified directors with the requisite financial acumen.
Currently, our director Mr. Morrison sits on five public company audit committees (including our Audit Committee). The Board believes that Mr. Morrison’s experience, expertise, independence, and institutional knowledge, especially with respect to the Company’s auditing processes and its financial history, planning, and strategy, make him a valuable member of our Audit Committee. Furthermore, the Board believes that Mr. Morrison has demonstrated his commitment and dedication to serving on our Audit Committee, as he has proven to be a highly-engaged committee chair, with an outstanding attendance record to our board and audit committee meetings. Accordingly, the Board believes that Mr. Morrison’s service on four other public companies’ audit committee does not, and will not, negatively impact his service on our Audit Committee.

Report of the Audit Committee of the Board
The Audit Committee consists solely of independent directors, as required by and in compliance with SEC rules and regulations and the Nasdaq listing standards. The Audit Committee operates pursuant to a written charter adopted by the Board.
The Audit Committee is responsible for assisting the Board in its oversight responsibilities related to accounting policies, internal controls, financial reporting, and legal and regulatory compliance. Management of the Company has the primary responsibility for the Company’s financial reporting processes, proper application of accounting principles, and internal controls as well as the preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States (“U.S. GAAP”).
The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2025 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report.
Scott Morrison
James Meyers
Michael Morrissey, Ph.D.
Beth Seidenberg M.D.
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:
•	reviewing and approving the compensation of our Chief Executive Officer, other executive officers and senior management, and overseeing the development and performance of our officers;
•	reviewing and recommending to our Board the compensation paid to our non-employee directors for their service on the Board and its committees;
•	administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans and any other compensatory arrangements for our executive officers and other senior management;

•
reviewing matters related to human capital management, including our policies and strategies regarding recruiting, retention, career development and progression, inclusivity and other employment practices;

•	reviewing annually the independence of any compensation consultant, outside legal counsel or any such other advisor engaged by the Compensation Committee;
•	reviewing and discussing with management the compensation disclosures in the “Compensation Discussion and Analysis” section of our annual reports, registration statements and proxy statements;
•	reviewing, evaluating and recommending to our Board succession plans for our executive officers (other than the Chief Executive Officer); and
•	reviewing and establishing general policies relating to compensation and benefits of our employees.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from legal, accounting, or other outside advisors (including compensation consultants) that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Compensation Committee may also delegate to one or more officers of the Company the authority to grant, amend and/or administer awards of cash or options or other equity securities to any employees or other service providers of the Company who, in either case, are not officers subject to Section 16 of the Exchange Act (“Section 16 Officers”) under the Company’s incentive-compensation or other equity-based plans as the Compensation Committee deems appropriate.
During 2025, after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon an adviser’s independence, the Compensation Committee renewed its engagement with Alpine Rewards (“Alpine”) as compensation consultant to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for purposes of developing recommendations that were presented to the Compensation Committee for its consideration, as further discussed below in “Compensation Discussion and Analysis—Competitive Market Review.” The Compensation Committee has also determined that Alpine’s work does not raise a conflict of interest.

Typically, the Compensation Committee makes most of the significant adjustments to annual compensation, determines bonus and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the Compensation Committee takes into account the results of any recent Compensation Committee review of officer performance, and evaluates their individual performance, taking into account the recommendations and evaluation of the Chief Executive Officer to the extent the Compensation Committee deems appropriate.
In the case of our Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
The Report of the Compensation Committee is set forth under the section titled “Compensation Discussion and Analysis—Compensation Committee Report.”
Compensation Committee Interlocks and Insider Participation
During 2025, each of Mr. Enright, Dr. Cheng and Ms. Hall served as a member of the Compensation Committee. No such individual is a current or former officer or employee of the Company. During 2025, none of our executive officers served on the board of directors or compensation committee of any other company that has an executive officer serving on our Board or the Compensation Committee. Except as disclosed under “Transactions with Related Persons and Indemnification— Participation in 2025 Follow-on Public Offering,” no person who served as a member of the Compensation Committee during 2025 had any relationship requiring disclosure by us under Item 404 of Regulation S-K.
Nominating and Corporate Governance Committee
The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the Board for selecting candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and reviewing and making recommendations regarding corporate governance matters. Specific responsibilities of our Nominating Committee include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;
•	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;
•	overseeing succession planning for the Board and key leadership roles on the Board and its committees;
•	periodically reviewing and making recommendations to our Board regarding the leadership structure of the Board;
•	reviewing, evaluating and recommending to our Board succession plans for our Chief Executive Officer;
•	instituting plans or programs for the continuing education of our Board and orientation of new directors;
•	reviewing and making recommendations to our Board regarding environmental, social responsibility and sustainability matters;
•	evaluating developments in corporate governance and shareholder engagement and reviewing the Company’s governance documents, disclosures and other actions related thereto;

•	reviewing and making recommendations to our Board regarding corporate governance guidelines and matters; and
•	overseeing periodic evaluations of Board performance, including committees of the Board.
Stockholder Communications with the Board
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to Vera Therapeutics, Inc., 2000 Sierra Point Parkway, Suite 1200, Brisbane, California 94005 Attention: Corporate Secretary. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.
These communications will be reviewed by the Corporate Secretary of the Company, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent directors.
Code of Business Conduct and Ethics
We maintain a Code of Business Conduct and Ethics that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics is posted on our website at https://ir.veratx.com/corporate-governance/governance-highlights. The information on our website is not incorporated by reference into this Proxy Statement or the Annual Report. We intend to disclose on our website any future amendments of our Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Business Conduct and Ethics.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. Pursuant to our insider trading policy, it is the Company’s policy to comply with applicable laws and regulations relating to insider trading when engaging in transactions in the Company’s securities. A copy of our insider trading policy is filed as an exhibit to our Annual Report.
Prohibition on Speculative Trading
Under the terms of our insider trading policy, none of our officers, directors, other employees or consultants may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our capital stock at any time. In addition, none of our officers, directors, other employees or consultants may margin, or make any offer to margin, or otherwise pledge as security, any of our capital stock, including without limitation, borrowing against such stock, at any time.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and has further directed that the Board submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since 2018. Representatives of KPMG LLP are expected to be present virtually at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Principal Accountant Fees and Services
The following table represents aggregate fees billed by KPMG LLP for the fiscal years ended December 31, 2025 and 2024.

	Fiscal Year Ended December 31, 2025	Fiscal Year Ended December 31, 2024
Audit Fees	$2,028,160	$1,560,000
Audit-related Fees	$20,000	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$2,048,160	$1,560,000

Audit Fees. Consist of fees billed for professional services by KPMG LLP for audit and quarterly review of our financial statements and review of our registration statements on Form S-3 and Form S-8 and related services that are normally provided in connection with statutory and regulatory filings or engagements, including comfort letters.
Audit-related Fees. Consist of fees billed for accounting advisory services associated with preparation for commercial launch.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are being asked to approve, in an advisory, non-binding vote, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are consistent with current market practices. We aim to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through cash and equity-based incentive compensation to achieve business objectives and create stockholder value. We believe that each of our compensation components is integral to attracting, retaining, and rewarding qualified named executive officers.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding. Although this resolution is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers. We will conduct a say-on-pay vote every year. Our next say-on-pay vote is scheduled to occur at the 2027 annual meeting of stockholders.
The text of the resolution in respect of this proposal is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.”
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS
Each of our executive officers serves at the discretion of the Board. The determination as to which of our employees qualify as executive officers was made by the Board in accordance with the rules of the SEC. Biographical information for our executive officers as of the Record Date is set forth below. The following table identifies our current executive officers, their age, and their respective offices and positions as of the Record Date.

Name	Age	Position
Marshall Fordyce, M.D.	52	President, Chief Executive Officer and Director
Robert Brenner, M.D.	58	Chief Medical Officer
Sean Grant	41	Chief Financial Officer
David Johnson	56	Chief Operating Officer
William Turner	60	Chief Regulatory Officer
Matthew Skelton	61	Chief Commercial Officer
Jane Wright-Mitchell	57	Chief Legal Officer and Secretary

Marshall Fordyce, M.D. Biographical information regarding Dr. Fordyce is set forth under “Proposal 1: Election of Directors.”
Robert Brenner, M.D. has served as our Chief Medical Officer since January 2024. He previously served as co-founder and Chief Executive Officer at Cru Bio, a biopharmaceutical company dedicated to developing innovative therapies to address kidney and related diseases, from August 2022 to December 2023. From February 2020 to February 2022, Dr. Brenner worked in healthcare venture capital for 6 Dimensions Capital Limited and he has participated in the incubation and launch of new kidney disease treatment companies in both the United States and China. Prior to joining 6 Dimensions Capital, Dr. Brenner served as CMO at Orionis Biosciences, LLC, a biotechnology company, from December 2015 to September 2018 and EVP of Research and Development at Codiak Biosciences, Inc., a biotechnology company, from September 2018 to March 2019. Dr. Brenner received his B.A. from Johns Hopkins University and his M.D. from Albert Einstein College of Medicine. He completed his medical residency at Brigham and Women’s Hospital and his nephrology fellowship at Stanford University Medical Center.
Sean Grant has served as our Chief Financial Officer since July 2021. Mr. Grant previously served as Vice President of Corporate Strategy and Business Development for CareDx, Inc. (“CareDx”), a biotechnology company, from May 2020 to June 2021. His responsibilities included leading mergers and acquisitions, venture investments and partnerships across diagnostics and therapeutics. Prior to joining CareDx, Mr. Grant served as Vice President in the Investment Banking Healthcare Division at Citi Global Capital Markets from July 2015 to March 2020. At Citi, Mr. Grant specialized in public and private capital raising as well as mergers and acquisitions for leading life science companies. Mr. Grant received a B.A. in Government and International Politics from George Mason University and an M.B.A. from the Johns Hopkins University Carey Business School.
David Johnson has served as our Chief Operating Officer since July 2024. He previously served as Chief Commercial Officer of Global Blood Therapeutics, Inc., a position he held from March 2018 to December 2022, where he led the global commercial functions and facilitated the launch of Oxbryta® in 2019. Previously, Mr. Johnson was employed by Gilead from 2003 to 2018, where he held roles of increasing responsibility in the company’s commercial organization, including as Vice President, Sales and Marketing, Liver Disease Business Unit, where he was instrumental in building and leading Gilead’s liver disease franchise, including launching four medicines for hepatitis. Prior to that, Mr. Johnson led the Antiviral Business Unit at Gilead, where he helped launch and oversee the HIV franchise. Before Gilead, he had an eleven-year tenure at GSK where he held various positions in sales, product marketing, business development, global commercial strategy, and portfolio development. Mr. Johnson has served on the board of Caribou Biosciences, Inc. (Nasdaq: CRBU), a biopharmaceutical company, since May 2022. Mr. Johnson received his B.A. in Business Marketing from the University of Puget Sound and his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina.
William Turner has served as our Chief Regulatory Officer since January 2025 and prior to that time served as our Chief Development Officer since January 2024. He previously served as Chief Regulatory and Technical Operations Officer at Sierra Oncology, Inc. from August 2020 to March 2023. Mr. Turner has also served as a Principal Consultant for BiopharmBridge, LLC, a biotechnology company, since April 2020. Mr. Turner held roles of increasing responsibility at Aimmune Therapeutics Inc., a biopharmaceutical company, from January 2016 to April 2020, most recently serving as Senior Vice President of Technical Operations and Regulatory Sciences from July 2018 to April 2020. From July 2013 to January 2016, Mr. Turner served as Principal Consultant at Turner Regulatory Solutions, LLC, a regulatory consulting firm. Mr. Turner holds a B.S. in Medical Microbiology with a minor in Chemistry from California State University at Long Beach.
Matt Skelton has served as our Chief Commercial Officer since January 2026 and, prior to that, as our Executive Vice President, Commercial, since October 2024. Since September 2015, Mr. Skelton served in positions of increasing seniority at Seagen, Inc., a biotechnology company, and most recently as Senior Vice President, Global Brand Strategy from February 2021 until February 2024. Prior to Seagen, Mr. Skelton held senior roles at Amgen, overseeing marketing and sales teams, and leading major product launches. He started his career at Eli Lilly and Company as a sales representative and currently sits on the board of directors of the Dempsey Center, a nonprofit cancer support organization. Matt holds a B.A. in Political Science from DePauw University.
Jane Wright-Mitchell has served as our Chief Legal Officer and Secretary since March 2026. From September 2021 to March 2026, she served as a fractional general counsel supporting public and private companies in the life sciences industry through Lecar Life Sciences, Inc. (formerly known as Lecar Sciences, LLC), a consulting firm. Ms. Wright-Mitchell was previously the General Counsel, Chief Compliance Officer and Corporate Secretary at Vaxcyte, Inc, a publicly traded, pre-clinical stage vaccine company from January 2019 to September 2021. Prior to that role, she served as the Chief Legal Officer and Corporate Secretary of Steep Hill, Inc., and previously as Chief Legal and Compliance Officer as well as Corporate Secretary for AcelRx Pharmaceuticals, Inc, a public pharmaceutical company. Earlier in her career, Ms. Wright-Mitchell served in legal roles of increasing responsibility at Mesoblast, Actelion, Purdue Pharma, and Neurogesx. Ms. Wright-Mitchell holds a B.S. in Biological Sciences from Clemson University, a Pharm.D. from the University of Illinois, Chicago and a J.D. from Chicago Kent College of Law. She is a registered pharmacist as well as registered to practice before the United States Patent and Trademark Office.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our Class A common stock as of the Record Date by:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our directors, including the nominees named herein;
•	each of our named executive officers; and
•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 71,713,905 shares of our Class A common stock outstanding as of the Record Date.
In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that will be exercisable within 60 days of the Record Date or issuable pursuant to restricted stock units that vest within 60 days of the Record Date. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Vera Therapeutics, Inc., 2000 Sierra Point Parkway, Suite 1200, Brisbane, California 94005.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Avoro Capital Advisors LLC(1)	5,610,000	7.8%
T. Rowe Price Associates, Inc.(2)	5,461,988	7.6%
Entities affiliated with Longitude Venture Partners IV, L.P.(3)	5,394,212	7.5%
Deep Track Capital, LP(4)	3,921,362	5.5%
Directors and Named Executive Officers:
Marshall Fordyce, M.D.(5)	1,802,043	2.5%
Robert Brenner, M.D.(6)	230,906	*
Sean Grant(7)	471,397	*
David Johnson(8)	98,959	*
William Turner(9)	151,041	*
Andrew Cheng, M.D., Ph.D.(10)	154,381	*
Beth Seidenberg, M.D.(11)	272,458	*
Maha Katabi, Ph.D.(12)	2,861,837	4.0%
Patrick Enright(13)	5,467,944	7.6%
Scott Morrison(14)	136,893	*
Kimball Hall(15)	77,775	*
Michael Morrissey, Ph.D.(16)	88,000	*
Christy Oliger(17)	32,959	*
James Meyers(18)	3,472	*
Christopher Hite(19)	1,385	*
All directors and current executive officers as a group (17 persons)(20)	11,897,411	15.9%

*	Represents beneficial ownership of less than one percent.
(1)
Consists of 5,610,000 shares of Class A common stock held by Avoro Capital Advisors LLC (“Avoro”). Avoro and Behzad Aghazadeh, the portfolio manager and controlling person of Avoro, exercises sole voting and dispositive control over the shares held by Avoro. The address for Avoro and Mr. Aghazadeh is 110 Greene Street, Suite 800, New York, NY 10012. The foregoing information was obtained from a Schedule 13G/A filed on February 14, 2025.

(2)
Consists of 5,461,988 shares of Class A common stock held by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has sole dispositive power over 5,461,976 shares and sole voting power over 5,376,319 shares. The address for T. Rowe Price Associates, Inc. is 1307 Point Street, Baltimore, MD 21231. The foregoing information was obtained from a Schedule 13G/A filed on February 17, 2026.

(3)
Consists of (i) 3,596,593 shares of Class A common stock held by Longitude Venture Partners IV, L.P. (“LVPIV”) and (ii) 1,797,619shares of Class A common stock held by Longitude Prime Fund, L.P. (“LPF”). Longitude Capital Partners IV, LLC (“LCPIV”) is the general partner of LVPIV and may be deemed to have voting, investment and dispositive power with respect to these securities. Longitude Prime Partners, LLC (“LPP”) is the general partner of LPF and may be deemed to have voting, investment and dispositive power with respect to the securities held by LPF. Juliet Tammenoms Bakker and Patrick G. Enright, a member of our Board, are the managing members of LCPIV and LPP and may each be deemed to share voting, investment and dispositive power with respect to these securities. Each of LVPIV, LPF, LCPIV, LPP Ms. Bakker and Mr. Enright disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. The address for these individuals and entities is 2740 Sand Hill Road, 2nd Floor, Menlo Park, California 94025. The foregoing information was obtained from a Schedule 13D/A filed on November 4, 2024 and updated based on a Form 4 filed on December 15, 2025.

(4)
Consists of 3,921,362 shares of Class A common stock held by Deep Track Capital, LP, Deep Track Biotechnology Master Fund, Ltd. (together with Deep Track Capital, LP, the Deep Track entities) and David Kroin. The Deep Track entities and David Kroin, a control person of Deep Track Capital, LP, exercise shared voting and shared dispositive control over all the shares. The address for the Deep Track Capital, LP and David Kroin is 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830. The address for Deep Track Biotechnology Master Fund, Ltd. is c/o Walkers Corporate Limited, 190 Elgin Ave, George Town, KY1-9001, Cayman Islands. The foregoing information was obtained from a Schedule 13G filed on March 11, 2026.

(5)
Consists of (i) 89,459 shares of Class A common stock held directly by Dr. Fordyce, (ii) 122,949 shares of Class A common stock held by MWF 2024 Annuity Trust, of which Dr. Fordyce is trustee and exercises sole voting and sole dispositive power over such shares, (iii) 99,081 shares of Class A common stock held by The Fordyce Revocable Trust, of which Dr. Fordyce is trustee and exercises shared voting and shared dispositive power over such shares and (iv) 1,490,554 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Dr. Fordyce.

(6)
Consists of (i) 6,803 shares of Class A common stock held directly by Dr. Brenner and (ii) 224,103 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Dr. Brenner.

(7)
Consists of (i) 56,913 shares of Class A common stock held directly by Mr. Grant (ii) 5,000 shares of Class A common stock held by the Grant Brandt Revocable Trust, of which Mr. Grant is trustee and exercises shared voting and shared dispositive power of such shares and (ii) 409,484 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. Grant.

(8)
Consists of (i) 6,314 shares of Class A common stock held directly by Mr. Johnson and (ii) 92,645 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. Johnson.

(9)
Consists of (i) 3,438 shares of Class A common stock held directly by Mr. Turner and (ii) 147,603 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. Turner.

(10)
Consists of (i) 17,488 shares of Class A common stock held by the Andrew Cheng 2010 Trust UA 10-26-2010, of which Dr. Cheng is trustee and exercises sole voting and sole dispositive power over such shares and (ii) 136,893 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Dr. Cheng.

(11)
Consists of (i) 4,012 shares of Class A common stock held by the Samuel B. Seidenberg Irrevocable Trust, established July 1, 2013, of which Dr. Seidenberg is trustee and exercises shared voting and shared dispositive power over such shares (ii) 131,553 shares of Class A common stock held directly by Dr. Seidenberg and (iii) 136,893 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held directly by Dr. Seidenberg.

(12)
Consists of (i) 2,793,987 shares of Class A common stock held by Sofinnova Venture Partners X, L.P. (“SVP X”). Sofinnova Management X, L.P. (“SM X LP”), the general partner of SVP X, may be deemed to have sole voting and dispositive power over the shares held by SVP X, Sofinnova Management X-A, L.L.C. (“SM X LLC”), the general partner of SM X LP, may be deemed to have sole voting and dispositive power over the shares held by SVP X, and each of James Healy and Maha Katabi, the managing members of SM X LLC, may be deemed to have shared voting and dispositive power over the shares owned by SVP X. Ms. Katabi disclaims beneficial ownership of such shares except to the extent of her pecuniary interests therein. The address for each of SVP X, SM X LP, SM X LLC, James Healy and Maha Katabi is c/o Sofinnova Investments, 3000 Sand Hill Road, Building 4-Suite 250, Menlo Park, California 94025. The foregoing information was obtained from a Schedule 13D/A filed on March 26, 2024 and (ii) 67,850 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Dr. Katabi.

(13)
Consists of (i) the shares described in note 3 above, (ii) 5,882 shares of Class A common stock held directly by Mr. Enright and (iii) 67,850 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. Enright.

(14)	Consists of 136,893 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. Morrison.
(15)	Consists of 77,775 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Ms. Hall.
(16)	Consists of 88,000 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Dr. Morrissey.
(17)
Consists of (i) 2,987 shares of Class A common stock held directly by Ms. Oliger and (ii) 29,972 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Ms. Oliger.

(18)	Consists of 3,472 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. Meyers.
(19)	Consists of 1,385 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. Hite.
(20)
Consists of (i) 8,749,946 shares of Class A common stock beneficially owned by our current executive officers and directors and (ii) 3,147,465 shares of Class A common stock subject to options exercisable within 60 days of the Record Date and held by our executive officers and directors.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of certain changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended December 31, 2025, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION DISCUSSION AND ANALYSIS
Our named executive officers for the year ended December 31, 2025 were:
•	Marshall Fordyce, M.D., our President and Chief Executive Officer;
•	Sean Grant, our Chief Financial Officer;
•	David Johnson, our Chief Operating Officer;
•	Robert Brenner, M.D., our Chief Medical Officer; and
•	William Turner, our Chief Regulatory Officer.
Executive Summary
Our executive compensation practices are designed to attract and retain experienced leaders, motivate achievement of our clinical and operational priorities, and align pay with the creation of long-term stockholder value. For 2025, our pay program consisted of base salary, performance-based annual cash incentives tied to pre-established annual corporate objectives, and long-term equity incentives delivered through stock options and restricted stock units, each subject to multi-year vesting to support retention and alignment. In 2025, we made substantial progress across our clinical and commercial priorities, which informed and contextualized our compensation outcomes for the year. Our key 2025 business highlights included:
•
The U.S. Food and Drug Administration granted priority review to the Biologics License Application for atacicept for the treatment of IgAN in adults, and assigned a PDUFA target action date of July 7, 2026; and

•
We also presented positive primary endpoint results from the ORIGIN Phase 3 clinical trial of atacicept for the treatment of (IgAN) in a featured late-breaking oral presentation during the opening plenary session of ASN Kidney Week 2025 and published in the New England Journal of Medicine.

Executive Compensation Practices
The following table summarizes our executive compensation practices to highlight both the responsible practices we have implemented and the practices we have avoided to best serve our stockholders’ long-term interests.

What We Do:		What We Do Not Do:
✔
Performance metrics tied to Company performance. The performance metrics for our annual executive bonus plan are tied to Company performance, aligning the interests of our executives with those of our stockholders.
		✘	No tax gross-ups. None of our compensation agreements and arrangements provides for tax “gross-ups.”

✔	Multi-year vesting requirements. The equity awards we grant to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives.	✘	No special perquisites. We generally do not provide our executives with perquisites or other personal benefits that differ materially from those available to employees generally.

✔
Double-trigger termination rights. Our agreements with our executive officers require both a change-in-control and a termination of employment for full severance benefits, including any equity acceleration, to be triggered.
✘
No retirement plans other than 401(k). We do not provide any pension or other retirement benefits to our executive officers, except that we offer all employees the right to participate in a Company-sponsored 401(k) plan under which we make matching contributions of up to $3,000 per employee per year.

What We Do:		What We Do Not Do:
✔	Independent compensation committee. Our Compensation Committee comprises solely independent members of our Board.	✘
No special health or welfare benefits. We do not provide our executives with any special health or welfare benefits. Our executive officers participate in the same broad-based Company-sponsored health and welfare benefits programs made available to our other full-time, salaried employees.

✔	Independent compensation consultant. Our Compensation Committee uses an independent compensation consultant that provides no other material services to the Company.	✘	Hedging, short selling and pledging prohibited. Our insider trading policy prohibits our executive officers and directors from hedging, short-selling or pledging our securities.

✔	Clawback policy. We maintain a compensation recovery policy that complies with applicable SEC rules and stock exchange listing standards.	✘	No single-trigger change-in-control benefits. We do not provide cash or equity vesting based solely on a change in control without a qualifying employment termination.

✔	Ongoing stockholder engagement. We consider prior say-on-pay results in our decisions with respect to our compensation program.	✘	No guaranteed annual bonuses. We do not provide guaranteed minimum annual incentive payouts.

Stockholder Advisory Vote on Executive Compensation
We are asking our stockholders to vote, at this 2026 annual meeting of stockholders, in a non-binding, advisory vote to approve the compensation of our named executive officers (the “Say-on-Pay Vote”). Our Compensation Committee will consider the result of the annual Say-on-Pay Vote in determining the ongoing design and administration of our executive compensation program. At our 2025 annual meeting, our stockholders voted in a non-binding advisory vote in favor of holding an annual Say-On-Pay Vote. In addition, approximately 97% of the votes cast in the Say-on-Pay Vote were in favor of the Say-on-Pay Vote. We view this level of stockholder support as affirmation of our current executive compensation programs and policies and our pay for performance philosophy. Consistent with the stated preference of a majority of our stockholders, our next Say-on-Pay Vote (following the vote at this 2026 Annual Meeting of Stockholders) will be held at our 2027 Annual Meeting of Stockholders.
How We Determine Executive Compensation
Our Compensation Committee reviews compensation annually for all employees, including our named executive officers. In making compensation determinations, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, and our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and to have a long-term commitment to our Company. Our Compensation Committee has historically determined the individual compensation of each of our named executive officers, consulting with the Board from time to time in connection with the Chief Executive Officer’s compensation and taking into account the Chief Executive Officer’s recommendations in connection with the compensation of our other named executive officers. Pursuant to its charter, the Compensation Committee may approve all executive compensation unilaterally, or may choose to recommend compensation matters to the full Board for approval. From time to time, the Compensation Committee has submitted executive compensation determinations to the full Board for approval. The operation of our Compensation Committee is described in more detail above in the section titled, “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee—Compensation Committee Processes and Procedures.”
The Compensation Committee has authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee has retained Alpine Rewards as its compensation consultant. Alpine Rewards developed a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for

2025. Alpine Rewards also conducted market research and analysis to assist the Compensation Committee in developing executive compensation levels, including appropriate salaries, target bonus amounts and equity awards for our executives, including the named executive officers. Alpine Rewards also provided recommendations regarding the design of our long-term incentive compensation program, conducted a review of our director compensation policies and practices, and completed an annual risk assessment.
Competitive Market Review
As described above, during 2025, the Compensation Committee engaged Alpine as its compensation consultant. As part of its engagement, the Compensation Committee requested that Alpine develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for purposes of developing recommendations that were presented to the Compensation Committee for its consideration. In developing our peer group for 2025, the criteria used to identify the peer companies were business focus (i.e., companies with a similar business focus and financial profile), market capitalization between $600 million and $6 billion, headcount, and location. The 18 companies selected for our peer group for 2025 are listed below.

Akero Therapeutics Inc. (AKRO)	Crinetics Pharmaceuticals Inc. (CRNX)	Protagonist Therapeutics Inc. (PTGX)
AnaptysBio Inc. (ANAB)	IDEAYA Biosciences Inc. (IDYA)	Soleno Therapeutics Inc. (SLNO)
Arcellx Inc. (ACLX)	Immunovant Inc. (IMVT)	Spyre Therapeutics Inc. (SYRE)
Avidity Biosciences Inc. (RNAM)	Kymera Therapeutics Inc. (KYMR)	Structure Therapeutics Inc. (GPCR)
Celldex Therapeutics Inc. (CLDX)	Neumora Therapeutics Inc. (NMRA)	Summit Therapeutics Inc. (SMMT)
Cogent Biosciences Inc. (COGT)	Pliant Therapeutics Inc. (PLRX)	Syndax Pharmaceuticals Inc. (SNDX)

Objectives and Elements of Executive Compensation
The overall objectives of our executive compensation program are based on the following key principles:
•	attracting, retaining, and motivating top quality executives;
•	providing incentives that reward the achievement of performance goals;
•	aligning the interests of executives with those of stockholders; and
•	linking pay to company performance.
Compensation Mix
The three principal components of our executive compensation program for our named executive officers in 2025 were base salary, annual cash incentive compensation, and equity compensation. The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Generally reviewed annually and determined based on a number of factors (including individual performance and the overall performance of our Company) and by reference, in part, to market data provided by our independent compensation consultant.

Annual Cash Incentive Compensation (at-risk cash)	Motivates and rewards for attaining key annual corporate performance goals and individual contributions that relate to our key business objectives.
Target bonus amounts are generally reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon achievement of specific corporate

Element of Compensation	Objectives	Key Features

performance objectives consistent with our long-term strategic plan and may also include individual performance objectives that relate to the officer’s role and expected contribution toward reaching our corporate goals, generally determined by the Compensation Committee and communicated at the beginning of the year. Actual bonus amounts earned are determined by taking into account both corporate and individual performance objectives.

Equity Compensation (at-risk equity)
Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed annually and may be granted during the first half of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement.

Individual awards are determined based on a number of factors, including current corporate and individual performance and market data provided by our independent compensation consultant.

We focus on providing a competitive compensation package to our executive officers which provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives. We do not have any formal policies for allocating compensation among these components. Instead, our Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term, and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives.
Annual Base Salary
Base salaries for our named executive officers are initially established through arm’s-length negotiations at the time of the named executive officer’s hiring, considering such named executive officer’s qualifications, experience, the scope of his or her responsibilities and competitive market compensation paid by other companies for similar positions within the industry and geography. Base salaries are reviewed periodically, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after considering individual responsibilities, performance and experience. In making decisions regarding salary increases, we may also draw upon the experience of our Board members with executives at other companies. The 2025 annual base salaries for our named executive officers are set forth in the table below.

Name	2024 Base Salary	2025 Base Salary	Percentage Increase
Marshall Fordyce, M.D.	$620,000	$660,000	6%
Sean Grant	$478,400	$507,000	6%
David Johnson	$500,000	$510,000	2%
Robert Brenner, M.D.	$480,000	$509,000	6%
William Turner	$455,000	$473,000	4%

Base salary of the named executives increased in line with market-based changes to align with the peer practices and to position the cash compensation more competitively within the peer range. Individual and Company performance was also factored into the decisions.

Cash Incentive Compensation
In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash compensation designed to provide appropriate incentives to our executive officers to achieve pre-established annual corporate objectives and key results and to reward them for individual achievement towards these objectives and key results. The annual performance-based cash compensation each named executive officer is eligible to receive is generally based on the extent to which we achieve our corporate objectives and key results established by our Board each year. At the end of the year, our Compensation Committee reviews our performance against our corporate objectives and key results and approves, or recommends to our full Board that it approve, cash payouts based on achievement of our corporate objectives and key results, subject, in each case, to the named executive officer’s continued employment with us through the payment date of such amount.
The Compensation Committee has generally considered each named executive officer’s individual contributions towards reaching our annual corporate objectives and key results but does not typically establish specific individual goals for our named executive officers. There is no minimum payout percentage or amount established for our named executive officers and, thus, the payment amounts vary from year to year based on corporate and individual performance, in each case pursuant to the terms of our named executive officer’s offer letter described below. For 2025, the target performance bonuses for our named executive officers were:

Name	2025 Target Performance Bonus (%) of Salary	2025 Target Performance Bonus
Marshall Fordyce, M.D.	60%	$396,000
Sean Grant	40%	$202,800
David Johnson	40%	$204,000
Robert Brenner, M.D.	40%	$203,600
William Turner	40%	$189,200

For 2025, annual cash incentives were based on the achievement of various clinical and operational metrics related to advancing atacicept towards US approval in IgAN (60% weighting), preparing for successful US launch of atacicept in IgAN (20% weighting), and advancing lifecycle management and broader portfolio (20% weighting). The Compensation Committee reviewed the Company’s achievements against our 2025 corporate goals and approved payment of the cash incentives to our named executive officers at 140% of target level based on the Company’s level of achievement of such metrics.
As a result, our named executive officers were awarded the following cash incentive payments for 2025:

Name	2025 Base Salary	Target ($)	Total 2025 Cash Incentive Compensation
Marshall Fordyce, M.D.	$660,000	$396,000	$554,400
Sean Grant	$507,000	$202,800	$283,920
David Johnson	$510,000	$204,000	$285,600
Robert Brenner, M.D.	$509,000	$203,600	$285,040
William Turner	$473,000	$189,200	$264,880

Equity Compensation
We use equity awards to motivate our executive officers, including the named executive officers, to increase the long-term value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. These equity awards are intended to further our success by ensuring that sustainable value creation is a key factor in our executive officers’ management of our business.
The size and form of these equity awards are determined by the Compensation Committee in its discretion. As described below, in 2025, we granted equity awards in the form of stock options and RSUs to our executive officers as part of our long-term incentive compensation program. The target vehicle mix for our executive officers for 2025 was approximately 50% options and 50% RSUs, a shift from 65% options and 35% RSUs prior to 2025, reflecting peer practices as we transition to a commercial stage company, changes to our stock price and our goal of managing dilution.

Stock Options
The Compensation Committee uses stock options as a key tool in serving to align the interests of our executive officers and our stockholders. Stock options are inherently performance based, and automatically link executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Executives will only receive value from the stock option awards if the price of the stock increases above the stock price at time of grant, and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.
Restricted Stock Units
The Compensation Committee uses RSUs in addition to stock options, as they are complementary to stock options and encourage alignment with stockholders’ interests, while also reinforcing an ownership culture and ensuring adequate retention of our executive team.
In February 2025, the Compensation Committee approved the following equity grants to our named executive officers as part of our annual executive compensation review process. The stock options vest monthly over a period of four years, subject to the recipient’s continued service to us through each vesting date, and the RSUs vest in four equal annual installments on a pre-specified vesting date, subject to the recipient’s continued service to us through each vesting date.

Name	Stock Option Grant (#)	RSU Grant (#)
Marshall Fordyce, M.D.	161,500	80,750
Sean Grant	53,800	26,900
David Johnson	53,800	26,900
Robert Brenner, M.D.	53,800	26,900
William Turner	45,000	22,500

Employment Offer Letters
We have entered into offer letters with each of our named executive officers which set forth the initial terms of their employment with us. Each of our named executive officers are entitled to certain severance benefits pursuant to their offer letters, the terms of which are described below under the section titled “Potential Payments Upon Termination or Change in Control.” Each of our named executive officers’ employment is at will.
Severance and Change in Control Arrangements
Each of our named executive officers is eligible for severance benefits upon certain types of involuntary termination events, including involuntary terminations in connection with a change in control of our Company. A more detailed description of each of our named executive officer’s potential payments and benefits upon a termination or change in control is provided below under the section below titled “Potential Payments upon Termination or Change in Control.”
Other Features of Our Executive Compensation Program
Employee Benefit Plans
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental and vision, in each case on the same basis as all of our other employees. We pay the premiums for the medical, disability, accidental death and dismemberment insurance for all of our employees, including our named executive officers.
401(k) Plan
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. In 2025, we made matching contributions or discretionary contributions to the 401(k) plan up to $3,000 per employee per year. We paid a total of $605,903 to employees as part of matching contributions to the 401(k) plan in the year ended December 31, 2025. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.
Pension Benefits; Nonqualified Deferred Compensation
During the fiscal year ended December 31, 2025, our named executive officers did not participate in, or otherwise receive any benefits under, any pension, retirement or non-qualified deferred compensation plan sponsored by us.
Perquisites and Personal Benefits
We generally do not provide perquisites or personal benefits to our named executive officers.
Other Policies and Considerations
Clawback Policy
In November 2023, the Compensation Committee adopted our Incentive Compensation Recoupment Policy, designed to comply with Rule 10D-1 of the Exchange Act and Nasdaq listing standards. The policy provides that, in the event we are required to prepare an accounting restatement, we will be required to recover incentive-based compensation received by any current or former executive officer based wholly or in part upon the attainment of a financial reporting measure that was erroneously awarded during the period of time specified in the policy.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock; pledging Company securities as collateral for loans; and holding Company securities in margin accounts.
Tax and Accounting Implications
Under Financial Accounting Standard Board (“FASB”) ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Under Section 162(m) of the Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our executive officers, including our named executive officers, in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by us.
Compensation Policies and Practices as They Relate to Risk Management
The Compensation Committee reviews on an annual basis the risks arising from our compensation policies and practices applicable not just to our named executive officers, but to all our employees, and evaluates the policies and practices that could mitigate any such risk. Based on these reviews, the Compensation Committee does not believe that our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025.
Submitted by the members of our Compensation Committee of our Board of Directors:
Patrick Enright, Chairperson
Andrew Cheng
Kimball Hall
This report of our Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the years indicated below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Marshall Fordyce, M.D. President and Chief Executive Officer	2025	660,000	—	2,356,285	3,415,725	554,400	—	6,986,410
	2024	616,250	—	1,323,000	3,299,751	409,200	—	5,648,201
	2023	585,638	32,450	—	2,519,595	292,050	—	3,429,733

Sean Grant Chief Financial Officer	2025	507,000	—	784,942	1,137,870	283,920	3,000	2,716,732
	2024	476,100	—	441,000	1,099,800	229,632	—	2,246,532
	2023	455,000	—	—	1,120,000	184,000	—	1,759,000

David Johnson Chief Operating Officer(1)	2025	510,000	—	784,942	1,137,870	285,600	3,000	2,721,412
	2024	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—

Robert Brenner, M.D. Chief Medical Officer(1)	2025	509,000	—	784,942	1,137,870	285,040	3,000	2,719,852
	2024	476,615	120,000	—	3,627,050	229,138	3,000	4,455,803
	2023	—	—	—	—	—	—	—

William Turner Chief Regulatory Officer(1)	2025	473,000	—	656,550	951,750	264,880	—	2,346,180
	2024	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—

(1)
Mr. Johnson was appointed as Chief Operating Officer in July 2024. Mr. Johnson was not a named executive officer in 2024 and therefore his compensation information that year has been omitted. Dr. Brenner was appointed as Chief Medical Officer in January 2024. Mr. Turner was appointed as Chief Development Officer in January 2024 and later appointed as Chief Regulatory Officer in January 2025. Mr. Turner was not a named executive officer in 2024 and therefore his compensation information that year has been omitted.

(2)
The dollar amounts in this column reflect the aggregate grant date fair value of RSUs granted during the indicated fiscal year computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of each equity award is measured based on the closing price of our Class A common stock on the date of grant. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(3)
The amounts disclosed represent the aggregate grant date fair value of the option awards granted to our named executive officers during the indicated fiscal year, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 8 to our audited financial statements included within our Annual Report on Form 10-K for the year ended December 31, 2025. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(4)	The amounts disclosed represent cash incentive compensation earned in 2025 but paid in the beginning of 2026.
(5)	The amounts shown in this column represent matching payments under our 401(k) Plan, a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended.

Grants of Plan-Based Awards in Fiscal 2025
The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2025 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Stock and Option Awards ($)(2)
Name	Award Type	Grant Date	Target ($)
Marshall Fordyce, M.D.	RSU	2/18/2025	—	80,750	—	—	2,356,285
	Stock Option	2/18/2025	—	—	161,500	29.18	3,415,725
	Cash Incentive Bonus	2/18/2025	396,000	—	—	—	—
Sean Grant	RSU	2/18/2025	—	26,900	—	—	784,942
	Stock Option	2/18/2025	—	—	53,800	29.18	1,137,870
	Cash Incentive Bonus	2/18/2025	202,800	—	—	—	—
David Johnson	RSU	2/18/2025	—	26,900	—	—	784,942
	Stock Option	2/18/2025	—	—	53,800	29.18	1,137,870
	Cash Incentive Bonus	2/18/2025	204,000	—	—	—	—
Robert Brenner, M.D.	RSU	2/18/2025	—	26,900	—	—	784,942
	Stock Option	2/18/2025	—	—	53,800	29.18	1,137,870
	Cash Incentive Bonus	2/18/2025	203,600	—	—	—	—
William Turner	RSU	2/18/2025	—	22,500	—	—	656,550
	Stock Option	2/18/2025	—	—	45,000	29.18	951,750
	Cash Incentive Bonus	2/18/2025	189,200	—	—	—	—

(1)
This column sets forth the target annual cash bonus amounts that could be earned by each named executive officer under our cash incentive compensation program. “Non-Equity Incentive Plan Awards” in 2025 did not have a threshold or maximum value. The dollar value of the actual bonus award earned for 2025 for each named executive officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in these columns do not represent either additional or actual compensation earned by the named executive officers for 2025. For a description of our cash incentive compensation program, see “Compensation Discussion and Analysis—Cash Incentive Compensation” above.

(2)
The dollar amounts in this column reflect the aggregate grant date fair value of RSUs and option awards granted during the indicated fiscal year computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of RSUs are measured based on the closing price of our Class A common stock on the date of grant. Assumptions used in the calculation of the grant date fair value of the option awards are included in Note 8 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year End
The following table presents the outstanding equity awards held by each named executive officer as of December 31, 2025.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price Per Share ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)
Marshall Fordyce, M.D.	2/18/2025(4)	—	—	—	—	80,750	4,089,180
	2/18/2025(5)	33,645	127,855	29.18	2/17/2035	—	—
	1/16/2024(6)	—	—	—	—	59,062	2,990,900
	1/16/2024(7)	140,156	152,344	16.80	1/15/2034	—	—
	2/15/2023(8)	318,750	131,250	7.87	2/14/2033
	2/16/2022(9)	168,814	7,340	20.94	2/15/2032	—	—
	5/13/2021(10)	110,038	—	11.00	5/12/2031	—	—
	12/16/2020(10)	609,051	—	2.90	12/15/2030	—	—
Sean Grant	2/18/2025(4)	—	—	—	—	26,900	1,362,216
	2/18/2025(5)	11,208	42,592	29.18	2/17/2035	—	—
	1/16/2024(6)	—	—	—	—	19,687	996,950
	1/16/2024(7)	46,718	50,782	16.80	1/15/2034	—	—
	2/15/2023(8)	141,666	58,334	7.87	2/14/2033	—	—
	2/16/2022(9)	86,250	3,750	20.94	2/15/2032	—	—
	7/13/2021(10)	80,172	—	14.87	7/12/2031	—	—
David Johnson	2/18/2025(4)	—	—	—	—	26,900	1,362,216
	2/18/2025(5)	11,208	42,592	29.18	2/17/2035	—	—
	7/1/2024(11)	56,666	103,334	36.29	6/30/2034	—	—
Robert Brenner, M.D.	2/18/2025(4)	—	—	—	—	26,900	1,362,216
	2/18/2025(5)	11,208	42,592	29.18	2/17/2035	—	—
	1/3/2024(12)	167,708	182,292	15.36	1/02/2034	—	—
William Turner	2/18/2025(4)	—	—	—	—	22,500	1,139,400
	2/18/2025(5)	9,375	35,625	29.18	2/17/2035	—	—
	1/5/2024(13)	101,770	143,230	15.53	1/04/2034	—	—

(1)
All of the option awards granted prior to May 13, 2021 were granted under the Company’s 2017 Equity Incentive Plan (“2017 Plan”). All of the option and stock awards granted on or subsequent to May 13, 2021 were granted under the 2021 Equity Incentive Plan (“2021 Plan”) or under the 2024 Inducement Plan (“Inducement Plan”).

(2)	Awards in this column consist of RSU awards that were unvested as of December 31, 2025.
(3)
Amounts in this column represent the market value of the RSU awards that were unvested as of December 31, 2025. The market value is calculated by multiplying the number of shares underlying the RSU award shown in the table by $50.64, the closing price of our Class A common stock on December 31, 2025.

(4)	One-fourth of the total RSUs vest on each of February 20, 2026, 2027, 2028 and 2029, subject to continuous service through each vesting date.
(5)	One-forty-eighth of the shares subject to the option award vest each month after February 18, 2025, subject to continuous service through each vesting date.
(6)	One-fourth of the total RSUs vest on each of February 20, 2025, 2026, 2027 and 2028, subject to continuous service through each vesting date.
(7)	One-forty-eighth of the shares subject to the option award vest each month after January 16, 2024, subject to continuous service through each vesting date.
(8)	One-forty-eighth of the shares subject to the option award vest each month after February 15, 2023, subject to continuous service through each vesting date.
(9)	One-forty-eighth of the shares subject to the option award vest each month after February 16, 2022, subject to continuous service through each vesting date.
(10)	Fully vested.
(11)
One-fourth of the shares subject to the option award vest on July 1, 2025, and the remaining shares subject to the award vest in 36 substantially equal monthly installments thereafter, subject to continuous service through each vesting date.

(12)
One-fourth of the shares subject to the option award vest on January 3, 2025, and the remaining shares subject to the award vest in 36 substantially equal monthly installments thereafter, subject to continuous service through each vesting date.

(13)
One-fourth of the shares subject to the option award vest on January 5, 2025, and the remaining shares subject to the award vest in 36 substantially equal monthly installments thereafter, subject to continuous service through each vesting date.

Options held by certain of our named executive officers are eligible for accelerated vesting under specified circumstances. Please see the subsection titled “–Potential Payments Upon Termination or Change in Control” below for a description of such potential acceleration.
Option Exercises and Stock Vested in Fiscal 2025
The following table sets forth information regarding vesting of stock awards by our named executive officers during fiscal year 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marshall Fordyce, M.D.	17,500	679,842	19,688	582,962
Sean Grant	—	—	6,563	194,330
David Johnson	—	—	—	—
Robert Brenner, M.D.	—	—	—	—
William Turner	30,000	887,920	—	—

(1)	The value realized on exercise is based on the closing price of our Class A common stock on the date of exercise minus the exercise price.
(2)	The value realized on vesting is based on the closing price of our Class A common stock on the vesting date.
Pension Benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any defined benefit pension sponsored by us during the fiscal year ended December 31, 2025.
Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2025.
Potential Payments Upon Termination or Change in Control
The table below sets forth the amount of compensation payable to each named executive officer upon (i) the named executive officer’s termination of employment without cause or resignation for good reason (a “Qualifying Termination”) and (ii) a Qualifying Termination that occurs within three months prior to or within 12 months following the closing of a change in control (a “Change in Control Termination”). The amounts shown in the table below assume that such termination of employment and/or change in control was effective as of December 31, 2025 and thus are estimates of the amounts that would be paid out to our named executive officers in such circumstances.

	Termination without Cause or for Good Reason				Change in Control Termination
Name	Cash(1)	Continued Benefits(2)	Equity Acceleration	Total	Cash(3)	Continued Benefits(4)	Equity Acceleration(5)	Total
Marshall Fordyce, M.D.	660,000	43,552	—	703,552	1,386,000	65,328	20,810,730	22,262,058
Sean Grant	380,250	—	—	380,250	709,800	—	7,597,973	8,307,773
David Johnson	382,500	41,327	—	423,827	714,000	55,103	3,759,083	4,528,186
Robert Brenner, M.D.	381,750	44,059	—	425,809	712,600	58,746	8,707,502	9,478,848
William Turner	354,750	18,930	—	373,680	662,200	25,240	6,932,718	7,620,158

(1)	Represents a lump sum cash payment equal to 12 months of base salary (for Dr. Fordyce) or 9 months of base salary (for the other named executive officers).
(2)	Represents a lump sum cash payment equal to 12 months of COBRA benefits (for Dr. Fordyce) or 9 months of COBRA benefits (for the other named executive officers).

(3)
Represents (i) a lump sum cash payment equal to 18 months of base salary (for Dr. Fordyce) or 12 months of base salary (for the other named executive officers) and (ii) a lump sum cash payment equal to the named executive officer’s target bonus for the applicable fiscal year.

(4)	Represents a lump sum cash payment equal to 18 months of COBRA benefits (for Dr. Fordyce) or 12 months of COBRA benefits (for the other named executive officers).
(5)
Represent accelerated vesting of 100% of the then-outstanding equity awards in connection with a Change in Control. The value of restricted stock unit award vesting acceleration is based on the closing price of $50.64 per share of our Class A common stock as of December 31, 2025. The value of accelerated stock options is the aggregate spread between $50.64, the closing price of our Class A common stock on December 31, 2025, and the exercise prices of the accelerated stock options.

Dr. Fordyce. Pursuant to Dr. Fordyce’s amended and restated offer letter, if (a) his employment is terminated without cause (as defined in his offer letter), and other than as a result of his death or disability, or (b) he resigns for good reason (as defined in his offer letter), then in addition to any amounts accrued and payable under the terms of our benefit plans through the date of termination, Dr. Fordyce will be entitled to receive severance in the form of 12 months of his then-current base salary, such amount to be paid in equal installments over a 12-month period after the date of termination, subject to applicable taxes and withholding, as well as up to 12 months of COBRA coverage. These severance benefits are conditioned upon Dr. Fordyce continuing to comply with his obligations under his proprietary information agreement and his delivery of a general release of claims in favor of us that becomes effective and irrevocable within 21 days of the date of termination. Further, if within the three-month period immediately prior to or 12-month period that immediately follows a change in control (as defined in his offer letter) Dr. Fordyce’s employment is terminated without cause or he resigns for good reason, then (a) 100% of his then-unvested equity grants shall accelerate and become fully vested as of the termination date, (b) the amount of his cash severance and COBRA severance described above shall be increased from 12 months to 18 months and (c) he shall receive additional cash severance in an amount equal to his target annual bonus for the year of such termination, to be paid in a single lump sum within 10 business days after the effective date of his release.
Messrs. Grant, Johnson, and Turner and Dr. Brenner. Pursuant to each of Messrs. Grant, Johnson, and Turner and Dr. Brenner’s respective offer letters, if (a) such executive’s employment is terminated without cause (as defined in their offer letter), and other than as a result of death or disability, or (b) such executive resigns for good reason (as defined in their offer letter), then in addition to any amounts accrued and payable under the terms of our benefit plans through the date of termination, such terminating executive will be entitled to receive severance in the form of nine months of their then-current base salary, such amount to be paid in installments on the ordinary payroll dates, subject to applicable taxes and withholding, as well as up to nine months of COBRA coverage. These severance benefits are conditioned upon the executive continuing to comply with the obligations under their proprietary information agreement and delivery of a general release of claims in favor of us that becomes effective and irrevocable within 21 days of the date of termination. Further, if within the three-month period immediately prior to or 12-month period that immediately follows a change in control (as defined in his offer letter), the executive’s employment is terminated without cause or they resign for good reason, then (a) 100% of such terminating executive’s then-unvested equity grants shall accelerate and become fully vested as of the termination date, (b) the amount of such terminating executive’s cash severance and COBRA severance described above shall be increased from nine months to 12 months and (c) such terminating executive shall receive additional cash severance in an amount equal to their target annual bonus for the year of such termination, to be paid in a single lump sum within 10 business days after the effective date of the release.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (except our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
For fiscal 2025,
•	the median of the annual total compensation of all employees of the Company (other than the CEO) was $428,720; and
•	the annual total compensation of the CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $6,986,410.

Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 16.3 to 1.
We identified our median compensated employee from all full-time and part-time employees who were included as employees on our payroll records as of a determination date of December 31, 2025. We did not include any contractors or other non-employee workers in our employee population. We used a consistently applied compensation measure consisting of annual base salary, annual bonus or commission targets, and the grant date value of equity awards granted during fiscal year 2025. We annualized base salary, target annual bonus and commission for any full-time and part-time employees who commenced work during fiscal 2025 to reflect a full year, and non-United States employees’ pay was converted to U.S. dollar equivalents using applicable exchange rates as of the determination date.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
From time to time, the Company grants stock options to its employees, including the named executive officers. Historically, the Company has generally granted new-hire option awards to executive officers on or around the date of appointment of such executive officers, and all other new-hire option awards have typically been granted the first week of the month following such new hire’s employment start date. Annual refresh employee option grants are typically made in the first quarter of each fiscal year, which refresh grants are typically approved at the regularly scheduled meeting of the Compensation Committee occurring in such quarter. Beginning in 2026, the Compensation Committee, at or before its first meeting each year, chooses a single date in that same calendar year on which the Company may grant stock options to its then-current executive officers (other than executive officers whose employment commences in that calendar year after the date of such Compensation Committee meeting). Non-employee directors receive automatic grants of initial and annual stock option awards, at the time of a director’s initial appointment or election to the board and at the time of each annual meeting of the Company’s stockholders, respectively, pursuant to the Non-Employee Director Compensation Policy, as further described under the heading, “Director Compensation” below. The Company does not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. Because the Compensation Committee has a practice of generally granting stock options as described above, the Compensation Committee generally does not take MNPI into account when determining the timing of awards and it does not seek to time the award of stock options in relation to the Company’s public disclosure of MNPI. The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation. For the year ended December 31, 2025, the Company has no tabular disclosures to be made pursuant to Item 402(x)(2) of Regulation S-K.

Pay versus Performance
In accordance with Item 402(v) of Regulation S-K, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO named executive officers (“Non-PEO NEOs”) and Company performance for the fiscal years listed below. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and named executive officer pay and the Compensation Committee did not consider the disclosure below in making its pay decisions for any of the years shown. For further information regarding our compensation, refer to “Compensation Discussion and Analysis.”
Tabular Disclosure of Pay Versus Performance
The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” (or “CAP”) is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals for the fiscal years listed below. The Company does not use any financial performance measures to link CAP to Company performance. Consequently, no “Company Selected Measure” is included in the table below.

Year	Summary Compensation Table Total for our PEO(1)(2) ($)	Compensation Actually Paid to PEO(1)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(3) ($)	Value of Initial Fixed $100 Investment Based On Total Stockholder Return (“TSR”)(4) ($)	Value of Initial Fixed $100 Investment Based On Peer Group TSR(5) ($)	Net Income (Loss) (in thousands)(6) ($)
2025	6,986,410	9,126,943	2,626,044	6,899,114	261.70	136.72	(299,615)
2024	5,648,201	31,241,665	5,047,863	8,683,305	218.55	103.27	(152,148)
2023	3,429,733	1,986,784	1,391,247	1,437,499	79.48	104.70	(95,990)

(1)	The following individuals are our PEO and other Non-PEO NEOs for each fiscal year

Year	PEO	Non-PEO NEOs
2025	Marshall Fordyce, M.D.	Sean Grant David Johnson Robert Brenner, M.D. William Turner
2024	Marshall Fordyce, M.D.	Robert Brenner, M.D. Jason Carter
2023	Marshall Fordyce, M.D.	Sean Grant Cecilia Lin, M.D.

(2)
Represents the amount of total compensation reported for Marshall Fordyce, M.D. (our Chief Executive Officer) and the average total compensation for our Non-PEO NEOs for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation Tables—Summary Compensation Table.”

(3)
Represents the amount of CAP to Marshall Fordyce, M.D. and the average amount of CAP to our Non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total compensation amounts reported in the Summary Compensation Table for each fiscal year to determine the CAP:

Year	NEOs	Summary Compensation Table Total Compensation ($)	Deduct: Grant Date Fair Value of the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY* ($)	Add: Fair Value at Applicable FY End of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End* ($)	Add: Change in Fair Value from the end of the Prior FY to the end of the Applicable FY of Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End* ($)	Add: Vesting Date Fair Value of Awards Granted in Applicable FY that Vested During Applicable FY* ($)	Add: Change in Fair Value from the end of the Prior FY to the Vesting Date of Awards Granted during Prior FY that Vested During Applicable FY* ($)	CAP ($)
2025	PEO	6,986,410	(5,772,010)	8,400,891	2,180,280	692,706	(3,361,334)	9,126,943
	Average Non-PEO NEOs	2,626,044	(1,844,184)	2,684,123	2,717,473	221,328	494,330	6,899,114
2024	PEO	5,648,201	(4,622,751)	10,534,255	6,681,577	2,107,029	10,893,354	31,241,665
	Average Non-PEO NEOs	5,047,863	(4,598,262)	8,233,704	—	—	—	8,683,305
2023	PEO	3,429,733	(2,519,595)	4,152,563	(1,592,727)	897,375	(2,380,565)	1,986,784
	Average Non-PEO NEOs	1,391,247	(839,865)	1,384,194	(381,121)	299,120	(416,075)	1,437,499

*
In calculating the CAP amounts, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with ASC 718 and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4)
For the relevant fiscal year, the TSR reflected in this column represents the cumulative TSR of our common stock at the end of each fiscal year. In each case, we assume an initial investment of $100 on December 31, 2022.

(5)
For the year ended December 31, 2025, the TSR reflected in this column represents the cumulative TSR of the Nasdaq Biotechnology Index at the end of each fiscal year. In each case, we assume an initial investment of $100 on December 31, 2022. The Company qualified as a “smaller reporting company” for our fiscal year ended December 31, 2023 and 2024 and therefore included the scaled disclosure for these years.

(6)	The dollar amounts reported represent the amount of Net Income (Loss) reflected in the Company’s audited financial statements for the applicable year.

Relationship Between CAP and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. As noted above, CAP for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and does not reflect the amount of compensation earned by or actually paid to our NEOs during the applicable years.
CAP and Net Income (Loss)
The graph below shows the relationship between the CAP to our PEO and the average CAP to our Non-PEO NEOs, on the one hand, to the Company’s Net Income (Loss) over the three years presented in the table, on the other.

Compensation Actually Paid vs. Net Loss
Compensation Actually Paid ($M)
Net Loss ($M)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$0.0
($50.0)
($100.0)
($150.0)
($200.0)
($250.0)
($300.0)
($350.0)
$2.0
$1.4
$31.2
$8.7
$9.1
$6.9
($96.0)
($152.1)
($299.6)
2023
2024
2025
PEO CAP
Avg Other NEO CAP
Net Loss

CAP and Cumulative TSR
The graph below shows the relationship between the CAP to our PEO and the average CAP to our Non-PEO NEOs, on the one hand, to the Company’s cumulative TSR over the three years presented in the table, on the other.

Compensation Actually Paid vs.
Total Shareholder Return
Compensation Actually Paid ($M)
Total Shareholder Return ($)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
$2.0
$1.4
$79.5
$31.2
$8.7
$218.6
$9.1
$6.9
$261.7
2023
2024
2025
PEO CAP
Avg Other NEO CAP
Cumulative TSR

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The chart below shows the relationship between the Company’s four-year cumulative TSR to the four-year cumulative TSR of the companies in the Nasdaq Biotechnology Index.

TSR: Company vs Peer Group
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
2023
2024
2025
$261.70
$218.55
$136.72
$104.70
$103.27
$79.48
Vera TSR
Peer Group (Nasdaq Biotechnology Index)

Tabular List of Financial Performance Metrics
The Company’s executive compensation program is designed to incentivize our NEOs to advance the Company’s clinical and operational priorities and increase the long-term value of our enterprise for our stockholders. The Company does not currently use any financial performance measures to link compensation actually paid to our NEOs to the Company’s performance. However, the most important performance measures used by the Company to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•	Advancing atacicept towards U.S. approval in IgAN;
•	Preparing for successful U.S. launch of atacicept in IgAN; and
•	Advancing lifecycle management and broader portfolio.
All information provided above under the “Pay versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of December 31, 2025, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	6,394,565	$15.33(2)	3,820,669(3)
Equity compensation plans not approved by security holders(4)	2,000,725	$33.18(2)	468,665(5)
Total	8,395,290	$19.59(2)	4,289,334

(1)
Consists of the 2017 Plan, the 2021 Plan, and our 2021 Employee Stock Purchase Plan (“ESPP”). The number of shares of our Class A common stock reserved for issuance under the 2021 Plan is subject to an automatic increase on January 1st of each year for a period of 10 years, beginning on January 1, 2022 and continuing through January 1, 2031, in an amount equal to (a) 5% of the total number of shares of Class A common stock outstanding on December 31st of the immediately preceding year or (b) a lesser number of shares of Class A common stock determined by the Board no later than the date of any such increase. The number of shares of our Class A common stock reserved for issuance under the ESPP is subject to an automatic increase on January 1st of each year for a period of 10 years, beginning on January 1, 2022 and continuing through January 1, 2031. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of our Class A common stock outstanding on December 31st of the preceding calendar year; and (b) 440,502 shares of Class A common stock, except before the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (a) and (b). On January 1, 2026, the numbers of shares of our Class A common stock reserved for issuance under the 2021 Plan and the ESPP were increased by 3,563,371 and 440,502, respectively, pursuant to the automatic increase provisions of such plans.

(2)
The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our Class A common stock underlying RSUs, which have no exercise price.

(3)
Consists of shares available for future issuance under the 2021 Plan and the ESPP. As of December 31, 2025, 2,381,813 shares of our Class A common stock were available for issuance under the 2021 Plan, and 1,438,856 shares of our Class A common stock were available for issuance under the ESPP.

(4)
Consists of the Inducement Plan, which was adopted in February 2024 without stockholder approval pursuant to Rule 5635(c) of the Nasdaq listing rules. The Inducement plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards. Stock awards granted under our Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company or an affiliate of the Company (or following such individuals’ bona fide period of non-employment with the Company or an affiliate of the Company), as an inducement material to the individuals’ entering into employment with the Company or an affiliate of the Company or in a manner otherwise permitted by Rule 5635(c) of the Nasdaq listing rules. In addition, stock awards must be approved by either a majority of the Company’s “independent directors” (as such term is defined in Rule 5605(a)(2) of the Nasdaq listing rules) or the Compensation Committee, provided such committee comprises solely independent directors. The terms of our Inducement Plan are otherwise substantially similar to our 2021 Plan (including with respect to the treatment of stock awards upon corporate transactions involving us or certain changes in our capitalization), except stock awards granted under our Inducement Plan may not be repriced without stockholder approval. On February 3, 2024, the Company initially reserved 500,000 shares of our Class A common stock for issuance under the Inducement Plan. On August 28, 2024, the Company reserved an additional 750,000 shares of our Class A common stock for issuance under the Inducement Plan. On January 28, 2025, the Company reserved an additional 1,590,000 shares of our Class A common stock for issuance under the Inducement Plan. On September 19, 2025, the Company reserved an additional 600,000 shares of our Class A common stock for issuance under the Inducement Plan.

(5)	Consists of shares available for future issuance under the Inducement Plan. As of December 31, 2025, 468,665 shares of our Class A common stock were available for issuance under the Inducement Plan.

DIRECTOR COMPENSATION
The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2025 to each of our non-employee directors who served on our Board during 2025:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Michael Morrissey, Ph.D.	90,000	296,660	—	386,660
Andrew Cheng, M.D., Ph.D.	47,500	296,660	—	344,160
Patrick Enright	55,000	296,660	—	351,660
Kimball Hall	47,500	296,660	—	344,160
Maha Katabi, Ph.D.	50,000	296,660	—	346,660
Scott Morrison	60,000	296,660	—	356,660
Christy Oliger	45,000	296,660	—	341,660
Beth Seidenberg, M.D.	50,000	296,660	—	346,660
James Meyers	4,891	735,750	—	740,641

(1)
The amounts disclosed represent the aggregate grant date fair value of the stock options granted to our non-employee directors during 2025 under our 2021 Plan, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 8 to our audited financial statements for the year ended December 31, 2025. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(2)
The aggregate number of shares underlying outstanding options to purchase our Class A common stock held by our non-employee directors as of December 31, 2025 was 776,154, as follows: 88,000 by Dr. Morrissey; 136,893 by Dr. Cheng; 67,850 by Mr. Enright; 77,775 by Ms. Hall; 67,850 by Dr. Katabi; 136,893 by Mr. Morrison; 39,000 by Ms. Oliger; 136,893 by Dr. Seidenberg; and 25,000 by Mr. Meyers.

We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Marshall Fordyce, M.D., our President and Chief Executive Officer, was also a director as of December 31, 2025, but did not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Dr. Fordyce.
Our Board maintains a non-employee director compensation policy that is applicable to all of our non-employee directors. Under our non-employee director compensation policy in effect as of January 1, 2025, each non-employee director received the following compensation for service on our Board:
•	an annual cash retainer of $40,000; and an additional annual cash retainer of $35,000 for services as non-executive chair of our Board (the “Chair Retainer”);
•
an additional annual cash retainer of $10,000, $7,500 and $5,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating Committee, respectively (the “Committee Member Retainer”);

•
an additional annual cash retainer of $10,000, $7,500 and $5,000 for service as chair of the Audit Committee, Compensation Committee and the Nominating Committee, respectively (the “Committee Chair Retainer”);

•
an initial option grant to purchase the lesser of (i) 25,000 shares of our Class A common stock and (ii) the maximum number of shares of our Class A common stock that would result in the option having a grant-date fair value of not more than $700,000, on the date of each such non-employee director’s appointment to our Board (the “Initial Grant”); and

•
an annual option grant to purchase the lesser of (i) 14,000 shares of our Class A common stock and (ii) the maximum number of shares of our Class A common stock that would result in the option having a grant-date fair value of not more than $400,000 (the “Annual Grant”), on the date of each of our annual stockholder meetings, for non-employee directors who joined our Board no later than February 28 of the year in which the stockholders meeting is held.

On December 16, 2025, the Board further amended the non-employee director compensation policy, which became effective January 1, 2026, as set forth below:
•	the annual cash retainer for service as member of the Board was increased to $45,000;
•	the Chair Retainer was decreased to $30,000;
•
the Initial Grant was amended to provide for the lesser of (i) 32,000 shares of our Class A common stock and (ii) the maximum number of shares of our Class A common stock that would result in the option having a grant-date fair value of not more than $700,000, on the date of each such non-employee director’s appointment to our Board; and

•
the Annual Grant was amended to provide for the lesser of (i) 18,000 shares of our Class A common stock and (ii) the maximum number of shares of our Class A common stock that would result in the option having a grant-date fair value of not more than $400,000, on the date of each of our annual stockholder meetings, for non-employee directors who joined our Board no later than February 28 of the year in which the stockholders meeting is held.

Each of the option grants described above will be granted under our 2021 Plan. Each initial option grant will vest monthly over a three-year period subject to the director’s continuous service to us. Each annual option grant will vest subject to the director’s continuous service to us through the earlier of the first anniversary of the date of grant or the next annual stockholder meeting. Notwithstanding the foregoing, in the event there is a change in control (as defined in the 2021 Plan) all of the option grants will accelerate and become fully vested subject to such non-employee director’s continuous service with us through such change in control. The term of each option will be 10 years, subject to earlier termination as provided in the 2021 Plan.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock, or any member of the immediate family of any of the foregoing persons, since January 1, 2025, other than certain equity and other compensation, termination, change in control and other arrangements that are described under “Executive Compensation.”
Indemnification
We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.
Participation in 2025 Follow-on Public Offering
In December 2025, we entered into an underwriting agreement (“2025 Underwriting Agreement”) with J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Evercore Group L.L.C. and Cantor Fitzgerald & Co, as representatives of the several underwriters, relating to a follow-on underwritten public offering of shares of our Class A common stock (“2025 Follow-on Offering”). Pursuant to the 2025 Underwriting Agreement, we issued and sold an aggregate of 6,138,108 shares of our Class A common stock to the underwriters, including 920,716 shares of Class A common stock that we issued and sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares in connection with the 2025 Follow-on Offering, at a price to the public of $42.50 per share. Our 2025 Follow-on Offering closed on December 10, 2025. Certain of our directors and certain holders of more than 5% of our capital stock (including shares of Class A common stock acquired in the offering) purchased shares of our Class A common stock from the underwriters in the 2025 Follow-on Offering at the offering price of the shares to the public.
The following table sets forth the number of shares of our Class A common stock purchased and the aggregate cash purchase price paid by each of these stockholders.

Name	Shares of Class A Common Stock Purchased	Aggregate Cash Purchase Price
T. Rowe Price Associates, Inc.(1)	201,000	$8,542,500
Deerfield Partners(2)	165,000	$7,012,500
Patrick Enright(3)	5,882	$249,985

(1)	Entities affiliated with T. Rowe Price Associates, Inc. collectively beneficially own more than 5% of our outstanding capital stock.
(2)	Entities affiliated with Deerfield Partners collectively beneficially owned more than 5% of our outstanding capital stock at the time of the 2025 Follow-on Offering.
(3)	Patrick Enright is a member of our Board of Directors.
Professional Services Agreement with Jane Wright-Mitchell
In April 2022, we entered into a Professional Services Agreement with Lecar Life Sciences, Inc. (formerly known as Lecar Sciences, LLC), a company owned and operated by Jane Wright-Mitchell, our Chief Legal Officer and Secretary, pursuant to which Ms. Wright-Mitchell provided legal advisory services to the Company through August 29, 2025. The Professional Services Agreement was reinstated and amended on December 22, 2025. Since January 1, 2025, we paid Ms. Wright-Mitchell $140,596 for legal advisory services under the Professional Services Agreement. Concurrently with Ms. Wright-Mitchell’s acceptance of and conversion to full-time employment with the Company in March 2026, the Professional Services Agreement with Ms. Wright-Mitchell was mutually terminated by the Company and Ms. Wright-Mitchell.
Policies and Procedures for Transactions with Related Persons
We maintain a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Board or our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to the Board or our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Board or our Audit Committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker or the Company. Direct your written request to Vera Therapeutics, Inc., 2000 Sierra Point Parkway, Suite 1200, Brisbane, California 94005, Attention: Corporate Secretary or call (650) 770-0077, and we will promptly deliver the requested material. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
A copy of the Annual Report is available without charge upon written request to: Vera Therapeutics, Inc., 2000 Sierra Point Parkway, Suite 1200, Brisbane, California 94005, Attention: Corporate Secretary.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 20, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VERA2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 20, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88724-P48038 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERA THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR ALL the following nominees:

	For All	Withhold All	For All Except
1. To elect the three Class II directors named below to hold office until the Company's 2029 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael M. Morrissey, Ph.D.
02) Patrick G. Enright
03) James R. Meyers

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V88725-P48038

VERA THERAPEUTICS, INC.
Annual Meeting of Stockholders
May 21, 2026 8:00 AM (Pacific Time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Marshall Fordyce, M.D. and Sean Grant, and each of them, with full power of substitution and power to act alone, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all of the shares of Class A Common Stock of Vera Therapeutics, Inc. which the undersigned is entitled to vote, and, in their best judgment, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held May 21, 2026, and at any adjournments or postponements thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve), with all powers which the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side